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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------

                                    FORM 8-K


                                 CURRENT REPORT,
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 24, 1998
                              (SEPTEMBER 14, 1998)



                         COMPREHENSIVE CARE CORPORATION
               (Exact Name of Registrant as Specified in Charter)




         DELAWARE                       0-5751                   95-2594724
----------------------------    ------------------------     -------------------
(State or Other Jurisdiction    (Commission File Number)      (I.R.S. Employer
     of Incorporation)                                       Identification No.)


        4200 WEST CYPRESS STREET
               SUITE 300
             TAMPA, FLORIDA                                        33607
  (Address of Principal Executive Offices)                       (Zip Code)


        Registrant's telephone number, including area code: 813-876-5036


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ITEM 5. OTHER EVENTS.
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        MR. CHRISS W. STREET
        --------------------
        On September 14, 1998 Comprehensive Care Corporation (the "Company") entered into a new employment agreement with Mr. Chriss W. Street, the President and Chief Executive Officer of the Company. The agreement has a term expiring on November 30, 2001. Mr. Street's employment agreement provides for a salary at the rate of $300,000 per annum and an annual bonus based on the performance of the Company as follows: to the extent that the net pre-tax earnings to the Company at the end of each fiscal year is equal to or greater than $500,000 then Mr. Street shall receive a bonus equal to 3% of the net pre-tax earnings of the Company for such fiscal year provided, however, that such bonus shall not exceed 50% of Mr. Street's salary in any fiscal year.

        Pursuant to the terms of the agreement, Mr. Street was granted options to purchase up to an aggregate of 100,000 shares of common stock of the Company at an exercise price equal to $6 per share which price is approximately 150% of the closing price of the common stock of the Company as reported on the New York Stock Exchange on September 14, 1998. In the event that the Company's net pre-tax earnings are equal to or greater than $1 million, 37,500 of such options shall vest on May 31, 1999. In addition, 37,500 of such options shall vest in three equal annual installments based upon increases of at least 12.5% in the Company's market capitalization in each fiscal year during the term of the agreement. The remaining 25,000 options shall vest on the first anniversary of the grant date. In addition, Mr. Street is provided with health insurance and other benefits and a life insurance policy. He also receives an automobile allowance of $600 per month and reimbursement for expenses incurred on behalf of the Company and in connection with the performance of his duties.

        The agreement obligates the Company to use its best efforts to cause Mr. Street to continue to be elected as a Class II director and as Chairman of its Board of Directors. The agreement also provides that the Company procure Directors and Officers Liability Insurance in an amount not less than $1.0 million. Mr. Street's employment agreement provides that in the event of a change of control of the Company as defined therein, Mr. Street will be paid a severance benefit equal to the greater of (i) the balance of his base salary for the remainder of the unexpired term of his agreement or (ii) two times the sum of Mr. Street's then prevailing base salary.

        MR. ROBERT J. LANDIS
        --------------------
        On September 14, 1998, the Company entered into an employment agreement with Robert J. Landis, the Executive Vice President and Chief Financial Officer and Treasurer of the Company and Chief Financial Officer of the Company's principal subsidiary, Comprehensive Behavioral Care, Inc. The agreement has a term expiring on January 2, 2000. Mr. Landis' employment agreement provides for a salary at the rate of $150,000 per annum and a bonus of up to an amount not exceeding $50,000.

        Pursuant to the terms of the agreement, Mr. Landis was granted options to purchase 87,500 shares of common stock of the Company at an exercisable price equal to $10 per share. Such options shall fully vest on January 2, 1999 and expire on July 2, 2008. In addition, subject to Mr. Landis being employed by the Company, Mr. Landis shall be granted options annually to purchase 25,000 shares of common stock of the Company at an exercisable price equal to the closing price of the common stock of the Company on the New York Stock Exchange on the date of grant. Such option shall vest at the rate of 50% on the first anniversary date of the grant and 50% on the second anniversary date of the grant. In addition, Mr. Landis is provided with health insurance and other benefits and a life insurance policy. Mr. Landis' employment agreement provides that in the event of a change in control of the Company as defined, Mr. Landis will be paid a severance benefit equal to the greater of (i) the balance of his base salary for the remainder of the unexpired term of his agreement or (ii) twelve (12) months base salary, together with his incentive bonus.




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ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
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Exhibit 10.1 - Employment Agreement dated September 14, 1998 by and between
Comprehensive Care Corporation and Chriss W. Street.

Exhibit 10.2 - Employment Agreement dated September 14, 1998 by and between Comprehensive Care Corporation and Robert J. Landis.


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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


                                    COMPREHENSIVE CARE CORPORATION


                                    By:  /s/ Chriss W. Street
                                         ---------------------------------------
                                         Chriss W. Street
                                         Chairman, President, and Chief
                                         Executive Officer


Date: September 24, 1998





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